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Middle Market Mergers & Acquisitions

January 21, 2002

Minneapolis Menlo Park Seattle Chicago Los Angeles San Francisco New York
Presentation to Board of Directors	London Tel Aviv

Project Seville

Table of Contents

Background of Transaction	I
Summary of Due Diligence Procedures	II
Transaction Summary and Seville Market Information	III
Summary of Valuation Analyses	IV
• Comparable Company Analysis
• Comparable Transaction Analysis
• Discounted Cash Flow Analysis
• Premiums Paid Analysis
Appendices:
Valuation Detail	A

Project Seville	2	U.S. Bancorp Piper Jaffray—Guides for the journey.

Background of Transaction

Situation Overview

Company Background

  •
  Established in 1973 as a Minneapolis-St. Paul dedicated builder, and until 1993, all of the Company's developments were located in the Twin Cities area

  •
  The Company, over time, expanded its operational base to cover six geographical markets

  •
  However, over the past several years the Company has discontinued operations in several less profitable markets:

  •
  Ft. Myers, Florida

  •
  Indianapolis

  •
  Southern New Jersey

  •
  Today, the Company focuses its operations in the following markets:

  •
  Minneapolis - St. Paul, Minnesota

  •
  Des Moines, Iowa

  •
  Tampa, Florida

Project Seville	4	U.S. Bancorp Piper Jaffray—Guides for the journey.

Situation Overview

Company Background

  •
  In 1992, the Company went public at a price of $5.50 and is currently traded on the American Stock Exchange.

  •
  Despite an extended building cycle, attractive market dynamics and positive performance, the Company's stock generally has languished, suffering from a lack of research coverage, thin trading volume and very little institutional or individual investor interest.

  •
  As such, the Company has enjoyed few of the benefits of being a public company:

  •
  The public market has historically valued Seville's shares at low multiples

  •
  Low trading volume for the Company's stock has afforded its shareholders limited liquidiy

  •
  Following its IPO, the Company has been unable to effectively access the public equity markets as a financing source

  •
  However, Seville remains subject to the costs associated with being a public company

  •
  Legal, accounting and reporting costs

  •
  Management time

  •
  Meeting short-term expectations of the public market

  •
  As a result of the above, the Company is considering a going private transaction and has requested that U.S. Bancorp Piper Jaffray deliver a fairness opinion in connection with such a transaction.

Project Seville	5	U.S. Bancorp Piper Jaffray—Guides for the journey.

Summary of Due Diligence Procedures

Summary of Due Diligence Procedures

  •
  In the course of performing its due diligence in connection with the rendering of its fairness opinion, U.S. Bancorp Piper Jaffray has, among other things, undertaken the following steps with respect to Seville:

  •
  Met with certain members of senior management of Seville concerning topics such as Seville's financial condition, operating performance and prospects.

  •
  Participated in meetings of Seville's Board of Directors to discuss the Company's status as an "orphan" public company, underperformance in the public market over the course of its history and U.S. Bancorp Piper Jaffray's methodology of arriving at fairness opinions.

  •
  Reviewed certain publicly available financial statements and other business and financial information of the Company

  •
  Reviewed certain internal historical financial statements and estimated financial forecasts for Seville on a stand-alone basis furnished to U.S. Bancorp Piper Jaffray by Seville's management for the three months ended March 31, 2002 and the fiscal years ending March 31, 2003-2006.

Project Seville	7	U.S. Bancorp Piper Jaffray—Guides for the journey.

Summary of Due Diligence Procedures

(Continued)

  •
  Reviewed the historical prices and trading activity for Seville's Common Stock.

  •
  Compared certain public financial data of Seville with certain financial and securities data of companies deemed similar to Seville.

  •
  Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

  •
  Performed a discounted cash flow analysis on the financial forecast for Seville furnished to us by Seville's management.

  •
  Compared premiums paid relative to recent public market pre-announcement trading prices in certain comparable transactions which we deemed relevant to Seville's implied premium.

  •
  Reviewed the financial terms and conditions set forth in a draft of the Offer to Purchase.

  •
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

Project Seville	8	U.S. Bancorp Piper Jaffray—Guides for the journey.

Transaction Summary and
Seville Market Information

Transaction Structure

Summary of Proposed Transaction

Offer Share Price:	$9.00
Common Shares Outstanding(1):	6,007,668
Deal Value: The aggregate equity and transaction value for the proposed transaction is as follows:
Equity Value	$54,069,012
Plus: Debt on balance sheet as of 12/31/01	$37,313,206
Less: Cash on balance sheet as of 12/31/01	$1,464,825

Company Value	$89,917,393

(1)
Giving affect to the impact of options that become exercisable pursuant to the terms of the transaction per treasury method

Project Seville	10	U.S. Bancorp Piper Jaffray—Guides for the journey.

Implied Purchase Price Multiples

	Implied Transaction Multiple(1)		Seville Financial Data(2)
	($ in millions)
	(except per share data)
Company Value/EBITDA(3)	4.5	x	$20.2
Price/LTM Earnings	4.8	x	$1.88
Price/Tangible Book Value	1.0	x	$8.91
Premium Paid to Stock Price
—One day prior to announcement	16.1%		$7.75
—One week prior to announcement	26.8%		$7.10
—Four weeks prior to announcement	38.5%		$6.50
—Twelve weeks prior to announcement	67.4%		$5.38

(1)
Based on fully diluted shares outstanding and assuming $9.00per share in tender offer consideration

(2)
LTM period reflects latest twelve months ended December 31, 2001 adjusted to exclude (1) results of discontinued operations and related closing expenses and (2) certain extraordinary/ non-recurring items

(3)
EBITDA is earnings before interest (both expensed and previously capitalized interest amortized to COGS), taxes, depreciation and amortization and excluding other income/expense per internal financial statements

Project Seville	11	U.S. Bancorp Piper Jaffray—Guides for the journey.

Seville Volume at Various Prices

Over 90 days, 180 days, 1 year and 2 years

Project Seville	12	U.S. Bancorp Piper Jaffray—Guides for the journey.

Estimated Seville Share Ownership

Institutional Holdings(1)	Shares Held	% of Total
Heartland Advisors	519,000	8.9%
AXA Rosenberg Investments	160,700	2.7%
Dimensional Fund Advisors	129,700	2.2%
Vanguard Group	56,700	1.0%
Regal Asset Management	45,000	0.8%
Mellon Bank	27,600	0.5%
Harvard Management	11,600	0.2%
TOTAL	950,300	16.2%

Insider Holdings(1)
David Rotter	2,120,500	36.2%
Bernard Rotter	2,061,400	35.2%
Todd Stutz	37,074	0.6%
Lawrence Shapiro	27,874	0.5%
Timothy Whitten	6,105	0.1%
Scott Rued	5,000	0.1%
TOTAL	4,257,953	72.8%

Other Holdings
TOTAL	644,319	11.0%
TOTAL(3)	5,852,572	100.0%

Notes:

(1)
Per Bloomberg as of 1/18/02

(2)
Per Proxy dated 9/20/01 (Excludes Options)

(3)
Common shares outstandings of 9/30/01 (Per 10Q)

Estimated Share Ownership

Project Seville	13	U.S. Bancorp Piper Jaffray—Guides for the journey.

Seville Historical Trading Data

Price/Volume over Last 12 Months

45
40
35
30
25
20
15
10
5
0
Volume (000s)
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
Stock Price
1/11/01
2/12/01
3/14/01
4/12/01
5/14/01
6/13/01
7/13/01
8/13/01
9/18/01
10/17/01
11/15/01
12/17/01
1/17/02
Date

Project Seville	14	U.S. Bancorp Piper Jaffray—Guides for the journey.

Seville Historical Trading Data

Price/Volume Since IPO

1,000
900
800
700
600
500
400
300
200
100
0
Volume (000s)
$12
$10
$8
$6
$4
$2
$0
Stock Price
10/30/92
10/29/93
10/31/94
10/31/95
10/31/96
10/31/97
10/30/98
10/29/99
10/31/00
10/31/01
Date

Project Seville	15	U.S. Bancorp Piper Jaffray—Guides for the journey.

Historical Trading Data

Relative Performance vs. Peer Groups - 12 Months

180
160
140
120
100
80
60
40
20
0
Price = 100 on 1/18/01
1/18/01
3/02/01
4/16/01
5/29/01
7/11/01
8/22/01
10/10/01
11/21/01
1/07/02
Date
Seville
Peer Group

Peer Group: Dominion Homes, William Lyon Homes, Capital Pacific Hldgs, NewmarkHomes, Orleans Homebuilders, California Coastal, Calprop Corp

Project Seville	16	U.S. Bancorp Piper Jaffray—Guides for the journey.

Historical Trading Data

Relative Performance vs. Peer Group - 3 Years

250
200
150
100
50
0
Price = 100 on 1/15/99
1/15/99
6/04/99
10/22/99
3/10/00
7/26/00
12/15/00
5/04/01
9/21/01
Date
Sesille
Peer Group

Peer Group: Dominion Homes, William Lyon Homes, Capital Pacific Hldgs, NewmarkHomes, Orleans Homebuilders, California Coastal, Calprop Corp

Project Seville	17	U.S. Bancorp Piper Jaffray—Guides for the journey.

Historical Trading Data

Relative Price/Earnings Ratios of Seville, Peer Group and Large Cap Builders

Peer Group: Dominion Homes, William Lyon Homes, Capital Pacific Hldgs, NewmarkHomes, Orleans Homebuilders, California Coastal, Calprop Corp Large Cap Home Builders: Centex, DR Horton, KB Home, Pulte Homes, Toll Brothers

Project Seville	18	U.S. Bancorp Piper Jaffray—Guides for the journey.

Summary of Valuation Analyses

Summary of Analyses

(1)
Earnings before interest (interest expense and previously capitalized interest amortized to COGS), taxes, depreciation and amortization and excluding other income/expense

(2)
Tangible book value

(3)
Premium over stock price four weeks prior to announcement

Project Seville	20	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Company Analysis

Project Seville	21	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Company Analysis

Project Seville	22	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Transaction Analysis

Project Seville	23	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Transaction Analysis

Project Seville	24	U.S. Bancorp Piper Jaffray—Guides for the journey.

Discounted Cash Flow Analysis

Implied Transaction Multiples

Company Value/EBITDA	4.5x
Price/LTM Earnings	4.8x
Price/Tangible Book Value	1.0x

Sensitivity Analysis—Price/Tangible Book Value

Discount Rate
EBITDA Multiple
	12.0%	13.0%	14.0%
4.0x	0.88x	0.84x	0.79x
4.5x	1.01x	0.96x	0.91x
5.0x	1.14x	1.08x	1.02x

Sensitivity Analysis—Price/Earnings

Discount Rate
EBITDA Multiple
	12.0%	13.0%	14.0%
4.0x	4.19x	3.96x	3.74x
4.5x	4.79x	4.54x	4.30x
5.0x	5.38x	5.11x	4.85x

Sensitivity Analysis—Company Value/EBITDA

Discount Rate
EBITDA Multiple
	12.0%	13.0%	14.0%
4.0x	4.06x	3.94x	3.82x
4.5x	4.39x	4.25x	4.12x
5.0x	4.71x	4.56x	4.42x

Project Seville	25	U.S. Bancorp Piper Jaffray—Guides for the journey.

Premiums Paid Analysis

			Construction Services Premiums(2)
Premium Analysis	Seville Price(1)	Seville @ $9.00
			Low	Mean	Median	High
Premium to:
One day	$7.75	16.1%	(17.9)%	25.0%	26.3%	48.9%
One Week	$7.10	26.8%	0.6%	29.2%	30.4%	75.8%
Four Weeks	$6.50	38.5%	9.5%	37.8%	33.1%	123.3%
12 Weeks	$5.38	67.4%	(2.0)%	43.1%	45.1%	105.1%

			Going Private Premiums(2)
Premium Analysis	Seville Price(1)	Seville @ $9.00
			Low	Mean	Median	High
Premium to:
One day	$7.75	16.1%	(4.5)%	27.3%	21.9%	103.1%
One Week	$7.10	26.8%	(5.6)%	30.8%	25.4%	109.1%
Four Weeks	$6.50	38.5%	(37.0)%	36.8%	34.3%	105.1%
12 Weeks	$5.38	67.4%	(64.6)%	45.4%	39.9%	200.0%

(1)
Assumes 1/22/02 announcement date

(2)
Premiums are calculated by dividing the target company's acquisition price by its stock price at one day, one week, four weeks and twelve weeks prior to the announcement
Project Seville	26	U.S. Bancorp Piper Jaffray—Guides for the journey.

Valuation Detail

Comparable Company Detail

Comparable Company Detail

Overview

  •
  The Comparable Company Analysis reviews securities of publicly traded companies deemed comparable to Seville. Further, the prices of shares in the public market incorporate a wide range of factors, including general economic conditions, interest rates, inflation and investor perceptions.

Selection Process for Seville Comparable Companies

    •
    Certain home builders deemed similar to Seville with market capitalizations less than $200 million

  •
  Based on the above criteria, the following companies were selected:

William Lyon Homes Capital Pacific Holdings California Coastal Builders	Newmark Homes Orleans Homebuilders	Dominion Homes Calprop Corp

Project Seville	29	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Company Analysis

									Multiples
	Stock Price 1/18/02	52 Week High	Stock Price as a % of 52 W High	Market Cap ($ Mil)	Cash & Equiv.	Total Debt	Tangible Book Value	Company Value	Price/ Tangible Book	P/E LTM	CV/: EBITDA(1)	Insider Ownership	3 Mth Avg Daily Trading
	($'s in million's) (except per share)
Tier 1
LYON WILLIAM HOMES	$17.70	$17.74	99.8%	187.4	13.2	246.7	123.8	420.9	1.5x	4.3x	5.9x	51.8%	11,983
NEWMARK HOMES CORP	$15.50	$17.85	86.8%	178.3	8.6	150.0	103.9	319.6	1.7x	6.6x	5.3x	81.0%	7,295
DOMINION HOMES INC	$15.70	$16.65	94.3%	100.6	3.3	130.2	76.0	227.5	1.3x	7.9x	5.4x	65.7%	8,182
CAPITAL PAC HLDGS INC	$4.80	$6.98	68.8%	71.7	8.0	150.2	90.3	213.8	0.8x	7.6x	4.9x	NA	3,028
ORLEANS HOMEBUILDERS INC	$6.00	$7.00	85.7%	68.1	20.5	133.0	44.9	180.6	1.5x	8.0x	5.9x	86.9%	12,513
CALPROP CORP	$0.90	$1.55	58.1%	9.2	4.2	79.0	13.6	84.1	0.7x	1.4x	7.6x	45.9%	3,510
CALIFORNIA COASTAL CMNTY	$4.34	$5.05	85.9%	43.7	8.8	3.1	152.8	38.0	0.3x	4.5x	3.8x	6.3%	2,265
								High	1.7x	8.0x	7.6x
								Low	0.3x	1.4x	3.8x
Seville	$7.75	$7.99	97.0%	45.4	1.5	37.3	52.1	81.2	4.1x	0.9x	4.0x	72.8%	2,867

(1)
EBITDA is earnings before interest (interest expense and previously capitalized interest amortized to COGS), taxes, depreciation and amortization and excluding other income/expense and extraordinary items

Project Seville	30	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Company Analysis

	LTM Data
	LTM date	Revenues	Gross Profit	Gross Margin	EBIT	EBIT Margin	EBITDA(1)	EBITDA Margin	Net Income	Net Margin	Total Assets	Historical 3 Yr Revenue Growth Rates	Historical 3 Yr EPS Growth Rates
	($'s in million's)
Tier 1
LYON WILLIAM HOMES	9/01	452.9	103.3	22.8%	69.1	15.3%	71.5	15.8%	43.8	9.7%	319.3	6.1%	129.6%
NEWMARK HOMES CORP	9/01	644.2	129.2	20.1%	55.7	8.6%	60.6	9.4%	27.2	4.2%	267.3	25.5%	38.7%
DOMINION HOMES INC	9/01	379.2	91.0	24.0%	40.4	10.6%	42.4	11.2%	13.0	3.4%	225.2	11.0%	(3.7%)
CAPITAL PAC HLDGS INC	11/01	336.8	86.6	25.7%	44.4	13.2%	43.4	12.9%	9.0	2.7%	230.3	37.4%	83.0%
ORLEANS HOMEBUILDERS INC	9/01	314.7	69.4	22.0%	30.0	9.5%	30.6	9.7%	12.2	3.9%	194.7	38.1%	40.7%
CALPROP CORP	9/01	99.2	12.5	12.6%	10.9	11.0%	11.1	11.1%	5.3	5.4%	88.5	39.2%	(19.5%)
CALIFORNIA COASTAL CMNTY	9/01	41.0	7.1	17.3%	9.9	24.1%	9.9	24.1%	9.6	23.4%	160.0	230.9%	NM
			High	25.7%		24.1%		24.1%		23.4%
			Low	12.6%		8.6%		9.4%		2.7%
Seville	12/01	233.5	43.2	18.5%	19.9	8.5%	20.2	8.6%	11.0	4.7%	85.6	1.5%	26.1%

(1)
EBITDA is earnings before interest (interest expense and previously capitalized interest amortized to COGS), taxes, depreciation and amortization and excluding other income/expense and extraordinary items

Project Seville	31	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Transaction Detail

Comparable Transaction Analysis

Overview

  •
  The Comparable Transaction Analysis encompasses a review of transactions involving acquired entities deemed comparable to Seville. This analysis is based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

Transaction Selection Process:

  •
  This search process yielded 9 transactions with sufficient data available for the analysis. Transactions in this grouping involve completed acquisitions (with enterprisevalues between $25 million and $500 million) involving home builders and construction services companies. The search was conducted using the following SIC codes:

  •
  1521 - Single family housing construction

  •
  1522 - Residential construction, nec

  •
  1531 - Operative builders

Project Seville	33	U.S. Bancorp Piper Jaffray—Guides for the journey.

Comparable Transaction Analysis

						Target			Equity Value/
											CV/:
Date Announced		Target Business Description		Company Value	Equity Value		Net Income	Tangible Book Value	Book Value
	Target Name		Acquiror Name			EBITDA				P/E	EBITDA
				($ in millions)
5/7/01	Hancock Communities	Pvd housing construction svcs	Meritage Corp	$69.7	$67.8	$15.9	$11.2	$53.2	1.3x	6.0x	4.4x
10/12/00	Engle Homes Inc	Construct single-family homes	Technical Olympic USA Inc	$412.6	$215.0	$85.0	$33.8	$212.9	1.0x	6.4x	4.9x
9/12/00	Western Pacific Housing	Construct single-family houses	Schuler Homes Inc	$470.5	$162.7	$74.8	$40.6	$118.9	1.4x	4.0x	6.3x
8/28/00	Washington Homes Inc	Build single family homes	Hovnanian Enterprises Inc	$104.0	$81.9	$26.4	$15.1	$74.6	1.1x	5.4x	3.9x
6/15/00	Parker & Lancaster Corp	Construct residential bldgs	Orleans Homebuilders Inc	$34.2	$8.3		$1.1	$6.2	1.3x	7.3x
1/31/00	Writer Corp	Construct homes, apartments	Standard Pacific Corp	$49.8	$27.9	$8.1	$4.2	$23.3	1.2x	6.7x	6.1x
10/4/99	Newmark Homes	Construct residential homes	Technical Olympic	$260.4	$107.5	$39.2	$16.0	$65.1	1.7x	6.7x	6.6x
12/4/98	Trafalger	Own,op apartment bldg	Beazer Homes USA	$90.0	$90.0			$109.0	0.8x
10/20/98	Lewis Homes		Kaufman and Broad	$449.0	$146.0	$107.1	$57.5			2.5x	4.2x

Project Seville	34	U.S. Bancorp Piper Jaffray—Guides for the journey.

Discounted Cash Flow Detail

Discounted Cash Flow Detail

Overview

  •
  The Discounted Cash Flow Analysis is used to calculate a range of theoretical values for Seville based on the (i) present value of implied future cash flows of Seville and (ii) a terminal value which is an estimate of the future value of Seville. This range of aggregate and per share equity values can then be compared to the consideration being received in the transaction.

  •
  For purposes of this analysis, we used a range of discount ratesof 12% to 14% and a range of EBITDA (earnings before interest, taxes, depreciation and amortization) multiples for the terminal value of 4.0x to 5.0x.

  •
  The Discounted Cash Flow analysis is derived using projections and assumptions provided by management.

Project Seville	36	U.S. Bancorp Piper Jaffray—Guides for the journey.

Discounted Cash Flow Detail

	Fiscal Year Ended March 31,
$ in 000s except per share data	2002(1)	2003	2004	2005	2006
EBIT(2)(3)	$4,727.0	$19,056.4	$20,306.5	$18,394.3	$20,209.4
Income Taxes @ 40%	1,890.8	7,622.6	8,122.6	7,357.7	8,083.7

After Tax Operating Income	2,836.2	11,433.9	12,183.9	11,036.6	12,125.6
Depreciation and Amortization	75.0	1,000.0	1,000.0	1,000.0	1,000.0
(Increase) Decrease in Working Capital	(1,476.6)	(4,930.0)	(4,370.0)	(6,200.0)	200.0
Capital Expenditures	(166.5)	(2,000.0)	(1,000.0)	(800.0)	(400.0)

Free Cash Flow	1,268.1	5,503.9	7,813.9	5,036.6	12,925.6
Plus: Terminal Value @ 4.5x EBITDA					95,442.1

Total Cash Flow	$1,268.1	$5,503.9	$7,813.9	$5,036.6	$108,367.7
Notes Receivable(5)	952.0	5,400.0
Cash/Debt as of	12/31/01
Cash and Cash Equivalents	$1,464.8
Debt	$37,313.2

(1)
Represents Q4 FY 2002

(2)
Equal to EBT plus interest expense and previously capitalized interest amortized to COGS (which, per management, for the projection period is assumed to be equal to the average of current year's and prior year's capitalized interest)

(3)
Includes certain winding up costs associated with exiting Ft. Myers and New Jersey markets

(4)
Projected FY 2006 EBITDA is $21.2 million

(5)
Notes receivables are payable in January(discounted at primerate) and August (discounted at 10%) 2002.

Project Seville	37	U.S. Bancorp Piper Jaffray—Guides for the journey.

Premiums Paid Detail

Premiums Paid Analysis

  •
  The following is an analysis of premiums paid in acquisitions relative to public market preannouncement trading prices for a variety of transactions in thehome building and construction services industries as well as going private transactions over arecent time frame.

  •
  This analysis examines the difference between the offer price and the target's market price at distinct points in time. This analysis is based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports,databases and other sources.

  •
  We reviewed home building and constructions services industries acquisitions for the premiums paid analysis with the following general criteria:

  •
  Equity transaction size greater than $10 million

  •
  1/1/97 - 1/11/02

  •
  SIC codes - 152 - 1542, 1611 - 1629, 1711 - 1799

  •
  With respect to the universe of going private transactions, we utilized the following criteria

  •
  Equity transaction size greater than $10 million

  •
  1/1/00 - 1/11/02

Project Seville	39	U.S. Bancorp Piper Jaffray—Guides for the journey.

Premiums Paid Analysis—Construction Services
Acquisitions

($ in 000's)

					% Premium Per Share
Date Announced	Target Name	Target Business Description	Acquiror Name	Transaction Value	1 Day Prior	1 Week Prior	4 Weeks Prior	12 Weeks Prior
10/23/2001	Schuler Homes Inc	Design, build, mkt homes	DR Horton Inc	$1,272.7	34.3%	36.4%	33.1%	(2.0)%
05/01/2001	Del Webb Corp	Dev residential communities	Pulte Homes Inc	$1,728.8	23.7%	35.8%	37.1%	33.8%
10/12/2000	Engle Homes Inc	Construct single-family homes	Technical Olympic USA Inc	$464.2	21.3%	22.2%	21.3%	92.2%
09/25/2000	Del Webb Corp	Dev residential communities	JF Shea Co	$572.6	34.5%	30.4%	54.8%	105.1%
08/28/2000	Washington Homes Inc	Build single family homes	Hovnanian Enterprises Inc	$136.2	41.5%	39.0%	55.1%	10.5%
02/17/2000	US Home Corp	Construct homes;RE development	Lennar Corp	$1,504.7	44.7%	42.6%	33.0%	45.1%
01/31/2000	Writer Corp	Construct homes, apartments	Standard Pacific Corp	$52.8	48.9%	75.8%	123.3%	78.7%
10/04/1999	Newmark Homes Corp	Design single-family homes	Technical Olympic SA	$246.0	32.4%	34.8%	18.7%	59.1%
08/13/1999	Turner Corp	Construct buildings; holding co	Hochtief AG(RWE AG)	$394.8	13.1%	6.0%	34.7%	61.3%
03/01/1999	Weeks Corp	REIT; construct indl bldgs	Duke Realty Investments Inc	$1,674.7	11.5%	15.2%	11.0%	6.8%
12/19/1997	Continental Homes Holding	Construct, design homes	DR Horton Inc	$590.2	26.3%	27.7%	36.0%	61.0%
10/17/1997	Starrett Corp	Construct residential bldgs	Startt Acquisition LLC	$80.4	11.4%	12.6%	24.1%	5.4%
08/04/1997	Belmont Homes Inc	Mnfr prefabricated houses	Cavalier Homes Inc	$74.0	(17.9)%	0.6%	9.5%	3.1%
Project Seville	40	U.S. Bancorp Piper Jaffray—Guides for the journey.

Premiums Paid Analysis—Going Private Transactions

($ in 000's)

					% Premium Per Share
Date Announced	Target Name	Target Business Description	Acquiror Name	Transaction Value	1 Day Prior	1 Week Prior	4 Weeks Prior	12 Weeks Prior
10/29/01	Cabot Industrial Trust	Real estate investment trust	CalWest Industrial Ppty	$1,896.6	20.3%	18.5%	15.7%	14.5%
08/10/01	Buy.com Inc	Pvd ecommerce retail svcs	Scott Blum	$11.8	0.0%	(5.6)%	(37.0)%	(64.6)%
06/06/01	Liberty Financial Cos Inc	Pvd fund mgmt,fin advisory svc	Liberty Mutual Insurance Co	$421.1	24.8%	40.1%	40.4%	110.9%
05/30/01	Bacou USA Inc	Manufacture ophthalmic goods	Bacou SA	$621.9	21.8%	17.3%	11.3%	12.4%
05/22/01	Quizno's Corp	Own,op restaurants	Investor Group	$53.4	14.9%	16.4%	15.2%	13.3%
03/23/01	PJ America Inc	Own,op pizza delivery rest	Investor Group	$37.8	32.1%	52.2%	34.6%	59.1%
03/13/01	Roy F Weston Inc	Environmental consulting	Investor Group	$71.5	7.1%	11.6%	13.1%	21.7%
02/20/01	Springs Industries Inc	Manufacture finished fabrics	Investor Group	$1,221.2	27.4%	22.7%	33.3%	70.8%
02/15/01	VICORP Restaurants Inc	Own,op franchised restaurants	Investor Group	$178.0	35.9%	34.6%	50.9%	38.6%
01/26/01	Perry County Financial Corp	Savings,loan holding co	Jefferson County Bancshares	$58.5	22.1%	34.3%	32.4%	30.6%
12/22/00	Michael Foods Inc	Produce, whl dairy foods	Investor Group	$767.9	10.2%	11.5%	10.7%	28.8%
12/16/00	Crown Central Petroleum Corp	Oil and gas exploration,prodn	Rosemore Inc	$231.4	33.3%	25.4%	23.5%	12.8%
12/11/00	PBOC Holdings Inc	Bank holding co	FBOP Corp,Oak Park,Illinois	$3,089.9	8.8%	8.1%	41.6%	25.0%
11/16/00	Il Fornaio America Corp	Own,operate restaurant	Bruckmann Rosser Sherrill & Co	$72.0	28.9%	23.9%	44.4%	50.0%
11/13/00	CB Richard Ellis Services	Pvd real estate services	Investor Group	$624.8	21.9%	15.3%	30.6%	32.6%
11/10/00	Holt's Cigar Holding Inc	Own and operate tobacco stores	HCH Acquisition Corp	$28.1	57.1%	44.3%	54.4%	22.2%
10/25/00	Kenetech Corp	Manufacture wind turbines	KC Holding Corp(ValueAct)	$29.8	46.5%	46.5%	42.5%	42.5%
10/25/00	Meridian Insurance Group Inc	Insurance holding company	State Auto Mutual Insurance Co	$263.2	64.4%	65.5%	105.1%	138.8%
10/25/00	Uno Restaurant Corp	Own,op franchise restaurants	Investor Group	$168.9	33.3%	60.8%	43.1%	(17.9)%
10/04/00	Home-Stake Oil & Gas Co	Oil and gas exploration,prodn	Cortez Oil & Gas Inc	$49.8	2.3%	2.3%	(9.3)%	7.3%
09/19/00	US Franchise Systems Inc	Pvd franchise services	Pritzker Group	$97.8	14.3%	14.3%	15.9%	5.3%
09/11/00	Mikasa Inc	Mnfr houseware;whl furniture	JG Durand Industries SA	$369.6	68.2%	68.2%	69.2%	70.3%
08/28/00	800-JR Cigar Inc	Wholesale tobacco	Investor Group	$151.5	20.9%	18.9%	18.2%	32.5%
08/11/00	Republic Group Inc	Mnfr gypsum wallboards,paper	Premier Construction Products	$416.7	16.9%	53.5%	58.3%	67.0%
08/04/00	EndoSonics Corp	Mnfr image processing equip	Jomed NV	$204.1	57.1%	72.5%	72.5%	53.0%
08/02/00	MascoTech Inc	Mnfr motor vehicle parts	Heartland Industrial Partners	$2,218.1	47.0%	47.0%	57.2%	46.2%
06/16/00	Pacific Gateway Properties	Own,op apartment buildings	Mission Orchard Statutory	$95.9	19.5%	19.5%	18.8%	22.4%
06/05/00	Buffets Inc	Own and operate restaurants	Investor Group	$595.3	14.2%	27.4%	23.1%	59.4%
05/29/00	Mark IV Industries Inc	Technical and audio products	Investor Group	$2,112.5	8.9%	8.9%	1.7%	16.5%
05/26/00	Acme Electric Corp	Mnfr electronic transformers	Key Components LLC(Kelso & Co)	$55.5	21.0%	22.0%	24.1%	63.6%
05/26/00	KLLM Transport Services Inc	Trucking company	High Road Acquisition Corp	$77.5	18.2%	(5.3)%	(0.9)%	35.6%
05/25/00	Protocol Systems Inc	Mnfr patient monitors	Welch Allyn Inc	$125.0	21.9%	25.5%	29.3%	39.9%
05/17/00	Petco Animal Supplies Inc	Own and operate pet stores	Investor Group	$556.7	49.8%	70.0%	90.3%	71.7%
05/11/00	Old Guard Group Inc	Insurance company	Ohio Farmers Insurance Co	$38.8	20.0%	25.5%	22.3%	(12.7)%
05/10/00	GZA GeoEnvironmental Tech	Pvd remediation systems svcs	Investor Group	$18.1	2.4%	0.4%	13.8%	63.8%
05/10/00	WMF Group Ltd	Mortgage bank	Prudential Mortgage Capital	$170.5	48.3%	42.4%	69.5%	49.9%
04/24/00	Cherry Corp	Mnfr electronic equipment	Investor Group	$348.4	103.1%	109.1%	70.3%	157.6%
03/23/00	US Can Corp	Manufacture metal cans	Investor Group	$520.0	0.9%	31.1%	53.8%	3.2%
03/06/00	Data Transmission Network Corp	Pvd information, commun svcs	Veronis Suhler & Asoc Commun	$477.3	16.0%	16.6%	52.6%	46.8%
02/25/00	Spanlink Communications Inc	Mfr interactive comp telecomm	Spanlink Acquisition Group	$69.3	(2.3)%	6.3%	47.4%	200.0%
01/31/00	Jason Inc	Mnfr noise control equipment	Investor Group	$314.8	57.9%	48.8%	73.9%	48.8%
01/31/00	Sunrise Intl Leasing Inc	Provide computer leasing svcs	King Management Corp	$112.1	(4.5)%	0.0%	1.2%	7.0%
01/23/00	Echelon International Corp	Real estate development firm	EIN Acquisition Corp	$389.2	23.6%	41.7%	34.3%	42.0%
01/18/00	Dayton Superior Corp	Mnfr concrete accessories	Stone Acquisition Corp	$292.9	47.9%	54.3%	68.8%	94.6%
01/06/00	Saratoga Beverage Group Inc	Produce,whl bottled water	North Castle Partners	$60.3	24.7%	23.9%	74.5%	108.7%
Project Seville	41	U.S. Bancorp Piper Jaffray—Guides for the journey.

QuickLinks

Background of Transaction
Summary of Due Diligence Procedures
Transaction Summary and Seville Market Information
Estimated Share Ownership
Summary of Valuation Analyses
Valuation Detail
Comparable Company Detail
Comparable Transaction Detail
Discounted Cash Flow Detail
Premiums Paid Detail